                                                                 EXHIBIT 10.4

           CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE
                       SECURITIES AND EXCHANGE COMMISSION.
                        ASTERISKS DENOTE SUCH OMISSIONS.

                       LICENSE AND MANUFACTURING AGREEMENT

     This LICENSE AND MANUFACTURING AGREEMENT (this "Agreement"), dated as of April 12, 2005 (the "Effective Date"), is made by and between Barr Laboratories, Inc., a corporation organized and existing under the laws of Delaware ("Barr"), Kos Life Sciences, Inc., a corporation organized and existing under the laws of Delaware ("Kos") and Kos Pharmaceuticals, Inc., a corporation organized and existing under the laws of Florida. Barr and Kos are each sometimes referred to individually as a "Party" and together as the "Parties."

                                    RECITALS

     WHEREAS, Barr and Kos are pharmaceutical companies and are, either themselves or through one or more of their respective Affiliates, engaged in the marketing and sale of pharmaceutical products; and

     WHEREAS, Barr owns or controls certain know-how related to the Licensed Products (as defined below) and Barr owns or controls, or will soon own or control, certain product registrations (or applications therefor); and

     WHEREAS, Kos desires to obtain from Barr, and Barr desires to grant to Kos a license to certain exclusive and non-exclusive rights under the Approved ANDAs (as defined below) and related Know-How (as defined below) to commercialize the Licensed Products (as defined below), in accordance with the terms and subject to the conditions of this Agreement; and

     WHEREAS, in order to ensure and expand overall output of Niaspan and Advicor, Kos has been seeking additional production capabilities from a company such as Barr that has experience manufacturing pharmaceutical products; and

     WHEREAS, Barr has the capability to manufacture the Licensed Products following FDA approval of the Approved ANDAs;

     WHEREAS, Barr desires to supply to Kos, and Kos desires to obtain from Barr, the right for Kos to obtain up to all of Kos' requirements of one or more Licensed Products, upon the terms and subject to the conditions set forth below; and

     WHEREAS, this Agreement provides Kos with additional back-up production capabilities in the event of any internal production issues, such as general capacity issues or cGMP problems, at Kos' facilities.

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, covenants and agreements contained herein, together with other good and valuable consideration,
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the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     When used in this Agreement, whether in the singular or plural, each of the following capitalized terms shall have the meanings set forth in this Article 1:

     1.1 "Affiliates" means, with respect to a Party, any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Party at any time during the period for which the determination of affiliation is being made. For the purposes of this definition, "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or affairs of a Person, whether through ownership of voting securities or general partnership or managing member interests, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person. Without limiting the generality of the foregoing, a Person shall be deemed to control any other Person in which it owns, directly or indirectly, a majority of the voting interests.

     1.2 "ANDAs" means collectively or either, as the case may be, Barr's Niacin ANDAs and Barr's Niacin-Lovastatin ANDAs.

     1.3 "Applicable Law" means all applicable laws, statutes, ordinances, rules, regulations (including cGMPs (defined below)), writs, judgments, decrees, injunctions (whether preliminary or final), orders and other requirements (including Abbreviated New Drug Applications, permits, certificates and other product authorizations and approvals) of any Governmental Authority (including the FTC and FDA or any self-regulatory organization or stock exchange).

     1.4 "Approved ANDA" means any of the ANDAs that has been finally approved by the FDA.

     1.5 "Business Day" means any day other than a Saturday, Sunday or day on which banks in New York, New York are authorized or obligated by Applicable Law to close. Any reference in this Agreement to "day" whether or not capitalized shall refer to a calendar day, not a Business Day.

     1.6 "Certificate of Analysis" means a written certification, substantially in the form attached as Schedule 1.6, delivered by Barr to Kos with each shipment of Finished Products.

     1.7 "CMC Section" means the Chemistry, Manufacturing and Controls Section of a regulatory submission document included in an ANDA as set forth in 21 C.F.R. Section 314.94(a)(9).

     1.8 "Commercially Reasonable Efforts" means, with respect to a Party, the efforts and resources which would be used by that Party consistent with its normal business practices with respect to a product at a similar stage in its development or product life and of similar


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market potential taking into account efficacy, safety, the anticipated approved labeling, the competitiveness of alternative products in the market place or under development, the patent and other proprietary position of the product, the likelihood of regulatory approval, the commercial value of the product and other relevant factors.

     1.9 "Current Good Manufacturing Practices" or "cGMPs" means the current good manufacturing practices and standards as set forth in 21 C.F.R. Parts 210 and 211 and as otherwise established or required by applicable Governmental Authorities in effect at the time and place for the manufacture of Licensed Product, and subject to any arrangements, additions or clarifications agreed from time to time between the Parties in the Quality Agreement (as defined in Section 4.8).

     1.10 "Damages" means any and all costs, losses, claims, liabilities, fines, penalties, awards, verdicts, settlements, judgments, interests and expenses, including reasonable attorney's fees and costs of suit.

     1.11 "FDA" means the United States Food and Drug Administration, or any successor agency thereof.

     1.12 "Final Packaging" means the labeling and packaging of Processed Product in accordance with Applicable Law and the ANDAs, including the package inserts and other components reasonably necessary for the sale or distribution of the Finished Product to the ultimate consumer.

     1.13 "Finished Product" shall mean a Licensed Product in its finished form in Final Packaging, ready for sale to the market or distribution as professional samples.

     1.14 "First License Term" shall mean the period commencing on the Effective Date and ending at 11:59 p.m., Eastern Time, on September 19, 2013.

     1.15 "FTC" means the United States Federal Trade Commission, or any successor agency thereof.

     1.16 "Fully Loaded Manufacturing Cost" means, with respect to Finished Product, Barr's internal and external costs, determined in accordance with United States generally accepted accounting principles, as consistently applied by Barr in accordance with its past practice and in the ordinary course of its business for products other than Licensed Products manufactured for Third Parties, incurred in manufacturing, acquiring, packaging, transporting and/or storing such Finished Product (including product testing activities relating to quality assurance, quality control and regulatory compliance), in each case to the extent related and allocable to the Finished Product supplied to Kos hereunder; provided, however, that in no event will Fully Loaded Manufacturing Cost include: (i) the cost of any royalties or other amounts due to Third Parties for any intellectual property rights required for the manufacture and supply of any Licensed Product hereunder; or (ii) the cost of freight, shipping or insurance for the delivery of any Licensed Product to Kos' designated facility pursuant to Section 5.3.


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     1.17 "Force Majeure" means any occurrence beyond the reasonable control of a Party that prevents or substantially interferes with the performance by the Party of any of its obligations hereunder, if such occurs by reason of any act of God, flood, fire, explosion, earthquake, strike, lockout, labor dispute, casualty, accident, war, revolution, civil disorder, terrorist attack, embargo, any restriction of any Governmental Authority (to the extent such Governmental Authority has ruling authority over such Party), or other similar event beyond the reasonable control of such Party, if and only if the Party affected shall have used Commercially Reasonable Efforts to avoid such occurrence.

     1.18 "Governmental Authority" means any governmental, regulatory or administrative authority, court, tribunal, arbitrator, agency, commission, official or other instrumentality of any supranational authority or any federal, state, provincial, municipal, county, city or other political subdivisions thereof.

     1.19 "Know-How" means any technical information (whether patented, patentable or otherwise), including all product specifications, processes, product designs, plans, trade secrets, ideas, concepts, manufacturing, engineering and other manuals and drawings, standard operating procedures, flow diagrams, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, efficacy, stability, quality assurance, quality control and clinical data, data, research records, compositions, annual product reviews, process validation reports, analytical method validation reports, specifications for stability trending and process controls, testing and reference standards for impurities in and degradation of products, technical data packages, chemical and physical characterizations, dissolution test methods and results, formulations for administration, clinical trial reports, regulatory communications and labeling and all other confidential or proprietary technical and business information, relating to the Licensed Products, whether written or oral and in whatever format kept.

     1.20 "Licensed Products" means the Niacin Licensed Products and the Niacin-Lovastatin Licensed Products.

     1.21 "Marketing License Effective Date" means, on a Licensed
Product-by-Licensed Product and dose-by-dose basis, the "Marketing License Effective Date" as defined in Section 5 of the Settlement and License Agreement.

     1.22 "Niacin ANDAs" means:

     (a) Abbreviated New Drug Applications Nos. 76-250 (1000 mg tablets) and 76-378 (500 and 750 mg tablets), which reference the products approved under New Drug Application 20-381, filed with the FDA by Barr or any of its Affiliates in order to obtain approval to manufacture and/or sell 1 gm, 750 mg and/or 500 mg extended release oral niacin tablets (and any supplement or amendment filed pursuant to FDA requirements); and

     (b) any other Abbreviated New Drug Application filed with the FDA by Barr or any of its Affiliates in order to obtain approval to manufacture and/or sell any oral dosage form containing niacin (empirical formula of C(6)H(5)NO(2)) as the single active ingredient (and any supplement or amendment filed pursuant to FDA requirements).


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     1.23 "Niacin-Lovastatin ANDA" means:

     (a) the Abbreviated New Drug Applications, which reference the product approved under New Drug Application 21-249, to be filed with the FDA by Barr or any of its Affiliates in order to obtain approval to manufacture and/or sell lovastatin 20 mg/niacin 1 gm, lovastatin 20 mg/niacin 750 mg, and/or lovastatin 20 mg/ niacin 500 mg extended release oral tablets (and any supplement or amendment filed pursuant to FDA requirements); and

     (b) any other Abbreviated New Drug Application filed with the FDA by Barr or any of its Affiliates in order to obtain approval to manufacture and/or sell any oral dosage form containing niacin (empirical formula of C(6)H(5)NO(2)) and lovastatin (empirical formula of C(24)H(36)O(5)) as the only active ingredients (and any supplement or amendment filed pursuant to FDA requirements).

     1.24 "Niacin Licensed Products" means any oral dosage form containing niacin (empirical formula of C(6)H(5)NO(2)) as the single active ingredient which is manufactured pursuant to any Niacin ANDA.

     1.25 "Niacin-Lovastatin Licensed Products" means any oral dosage form containing niacin (empirical formula of C(6)H(5)NO(2)) and lovastatin (empirical formula of C(24)H(36)O(5)) as the only active ingredients which is manufactured pursuant to any Niacin-Lovastatin ANDA.

     1.26 "NDC" means the "National Drug Code" identifying number for a Licensed Product maintained by the FDA, which is a 10-digit number comprised of the labeler code (which is assigned by the FDA and identifies the distributor/manufacturer), product code (which identifies the drug or formulation), and package size code (which identifies the trade package size and type).

     1.27 "Patents" means the "Kos Patents", as defined in the Settlement and License Agreement.

     1.28 "Person" or "person" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Authority, or other entity or organization.

     1.29 "Printed Materials" means printed packaging materials relating to any Processed Product and product labels, printed packaging materials or packaging inserts relating to any Finished Product.

     1.30 "Processed Product" means a Licensed Product prior to being in, and as released for, Final Packaging.

     1.31 "Processing Activities" means activities relating to production of the Licensed Products, spanning from purchasing raw materials to packaging of the Licensed Products including purchasing raw materials, manufacturing, processing, quality control, labeling, packaging, release and storage and other activities required to be undertaken by Barr or its suppliers and its permitted subcontractors in order to produce Finished Product, and the tests and analyses conducted in connection therewith.


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     1.32 "Product Quality Complaint" means any complaint that questions the purity, identity, potency or quality of any Licensed Product, its packaging, or labeling, or any complaint that concerns any incident that causes the drug product or its labeling to be mistaken for, or applied to, another article or any bacteriological contamination, or any significant chemical, physical, or other change or deterioration in the distributed drug product..

     1.33 "Promotional Materials" means Kos' promotional and advertising materials and programs relating to Finished Product sold under the Niaspan(R) or Advicor(R) trademarks.

     1.34 "Settlement and License Agreement" means that certain Settlement and License Agreement between Kos and Barr of even date herewith.

     1.35 "Specifications" means, for each Licensed Product, such specifications as set forth in Schedule 1.35, as such specifications may be supplemented or modified from time to time hereafter in accordance with the provisions of this Agreement.

     1.36 "Term" means the License Term, as the same may be earlier terminated in accordance with this Agreement.

     1.37 "Territory" means the United States and its states, territories and possessions, including the Commonwealth of Puerto Rico and the District of Columbia.

     1.38 "Third Party" means any Person other than Barr, Kos and their respective Affiliates.

                                    ARTICLE 2
                                    LICENSES

2.1 License Grant.

     (a) Subject to the full payment of the license fee pursuant to Section 7.1 and the other terms and conditions herein, Barr hereby grants to Kos a fully paid (pursuant to Section 7.1) license under each Approved ANDA, and all related Know-How owned or controlled by Barr or any of its Affiliates, solely for the purposes of marketing, having marketed, using, having used, commercializing, have commercialized, distributing, having distributed, offering for sale, selling and having sold the Licensed Products in the Territory during the First License Term (subject to extension as set forth in Section 2.1(b) below). Such license will initially be exclusive, but, on a Licensed Product by Licensed Product and dose by dose basis, will become semi-exclusive with Barr and its Affiliates only on the Marketing License Effective Date with respect to the applicable Product and dose, or as needed by Barr at any time to supply Licensed Product only to Kos hereunder or to manufacture Licensed Product in anticipation of the future sale by Barr and its Affiliates to Third Parties commencing only on or after, the Marketing License Effective Date.

     (b) At Kos' election, the license granted under Section 2.1(a) may be renewed on a non-exclusive basis, for a period commencing on the day immediately following the expiration of the First License Term and ending on the third (3rd) anniversary of the date such period began (the "Second License Term" and together with the First License Term, the "License


                                       -6-
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Term"), by written notice given to Barr at least six (6) months prior to the expiration of the First License Term.

     (c) For purposes of clarity, the foregoing license does not grant to Kos or its sublicensees any right (i) to market, have marketed, use, have used, commercialize, have commercialized, distribute, have distributed, offer for sale, sell or have sold a Licensed Product outside of the Territory; or (ii) to make or have made a Licensed Product anywhere in the world, except through Barr. For the avoidance of doubt, nothing in the Agreement shall limit in anyway Kos' rights to market, have marketed, use, have used, commercialize, have commercialized, distribute, have distributed, offer for sale, sell, have sold, make or have made, either itself or through an Affiliate or Third Party, any pharmaceutical formulation other than a Niacin Licensed Product under any Niacin ANDA or a Niacin-Lovastatin Licensed Product under any Niacin-Lovastatin ANDA.

     (d) The Parties shall negotiate in good faith to establish the terms and conditions upon which Barr would supply Kos with Licensed Product for sale outside the Territory.

     2.2 Sublicenses and Subcontracting. Notwithstanding anything herein to the contrary, including Section 12.5, Kos may grant sublicenses in order to exercise the rights granted to it and perform the obligations undertaken by it under this
Agreement: (a) to its current and future Affiliates, distributors (including, without, limitation, Merck KGaA and ORYX Pharmaceuticals, Inc.), and co-promotion partners (including, without limitation, Takeda Pharmaceuticals North America, Inc. and Takeda Pharmaceuticals America, Inc.) without the prior written consent of Barr; and (b) to other Third Parties, with Barr's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Kos acknowledges that the grant of a sublicense or use of a subcontractor shall not relieve Kos from, and Kos shall remain responsible for, all of its obligations under this Agreement. Kos shall be responsible for the compliance of its Affiliates, sublicensees and subcontractors (other than Barr) with this Agreement.

     2.3 Exclusivity. During the First License Term, neither Barr nor its Affiliates shall, either itself or with or through a Third Party, (a) manufacture any Licensed Product whose manufacture, use, sale or offer for sale is covered by the Patents for any Person (including, without limitation, Barr and its Affiliates) other than (i) Kos and Kos' sublicensees or (ii) Barr and its Affiliates, in anticipation of the future sale to Third Parties commencing only on or after the Marketing License Effective Date, (b) market, commercialize, distribute or sell a Licensed Product whose manufacture, use, sale or offer for sale is covered by the Patents, or (c) import or export a Licensed Product whose manufacture, use, sale or offer for sale is covered by the Patents for the purposes of clause (b), except that Barr and its Affiliates may engage in any of the activities prohibited by (a) - (c) pursuant to the Settlement and License Agreement after the Marketing License Effective Date, on a Licensed Product by Licensed Product and dose by dose basis.

     2.4 Sale or License of Approved ANDAs. Barr shall not sell, transfer or license the Approved ANDAs during the License Term without Kos' prior written consent; provided, that Barr may sell, transfer or license the Approved ANDAs during the License Term without such consent (a) to any Affiliate of Barr, provided, no such assignment shall relieve Barr of its


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obligations hereunder, or (b) in connection with a merger, reorganization, change of control, or sale of all or substantially all of Barr's business to which this Agreement relates; provided, further, that, in each case and notwithstanding anything in this Section 2.4 to the contrary, any permitted sale, transfer or license of the Approved ANDAs hereunder shall be expressly subject to Kos' rights hereunder and any such transferee shall expressly agree to assume Barr's obligations hereunder.

     2.5 No Implied Licenses. Only the licenses expressly granted herein shall be of legal force and effect. No license rights shall be created hereunder by implication, estoppel or otherwise.

     2.6 Reservation of Rights.

     (a) All rights not expressly granted to Kos hereunder are expressly reserved to Barr.

     (b) As between the Parties, Barr shall retain ownership of all rights, title and interest in and to the ANDAs, subject to the licenses granted hereunder. Kos shall not contest such ownership or the validity of any Barr ANDA with respect to any Licensed Product during the Term of this Agreement with respect to such Licensed Product, including in any Proceeding (as defined in Section 8.2(g)).

     (c) Nothing in this Agreement shall be construed to prohibit Barr or its Affiliates, at any time, from manufacturing and commercializing any products other than Licensed Products whose manufacture, use, sale or offer for sale are covered by the Patents.

     2.7 Inventions. As between the Parties, each Party shall be the sole and exclusive owner of any Know-How that it (or an Affiliate or Third Party on its behalf) invents, develops, discovers or creates after the Effective Date ("Inventions"). Nothing herein shall obligate either Party to invent, develop, discover or create any Inventions or to file, prosecute, defend or maintain any applications, registrations or patents relating to any of its Inventions. Except as set forth herein or otherwise agreed by the Parties, no Inventions of a Party will be made available to the other Party or deemed licensed to the other Party hereunder.

                                    ARTICLE 3
                                 SUPPLY BY BARR

     3.1 Commitment to Supply. During the Term of this Agreement, upon the terms and subject to the conditions of this Agreement, commencing as of the Effective
Date: (a) Kos shall have the right to elect, in its sole discretion, to purchase Finished Product from Barr; and (b) Barr shall use Commercially Reasonable Efforts to supply to Kos or its designee all Finished Product ordered by Kos pursuant to purchase orders delivered from time to time by Kos to Barr in accordance with Section 5.2. During the First License Term, neither Barr nor any of its Affiliates shall have the right to manufacture or supply any Licensed Product for or to any Person (including, without limitation, Barr and its Affiliates) other than to Kos or its designee, prior to the Marketing License Effective Date for that Licensed Product on a dose-by-dose basis or in anticipation of the future sale by Barr and its Affiliates to Third Parties commencing only on or after the Marketing License Effective Date. It is expressly understood and agreed by Barr that nothing in this Agreement creates any obligation, by implication or otherwise, on the part of Kos or any of its Affiliates or sublicensees to purchase any Licensed Product hereunder, other than through a purchase order delivered by Kos to Barr in accordance with the terms of this Agreement. It is expressly understood and agreed by Kos that Barr shall not be required and have no obligation to supply either the Niacin Licensed Product or the Niacin-Lovastatin Licensed Product until such time as Barr receives the Approved ANDA for the applicable Licensed Product.

     3.2 Responsibility. Unless otherwise specified herein or expressly consented to in writing by Kos and Barr, as between the Parties, Barr shall have control of and discretion over performance of all activities necessary to supply Kos with Finished Product as contemplated hereunder, in each case which shall be exercised in Barr's reasonable judgment in the ordinary course of business; provided, however, that Barr shall not perform any of its obligations to manufacture and supply any Licensed Product hereunder with or through a Third Party, without the prior written consent of Kos, which shall not be unreasonably withheld, conditioned or delayed. Unless provided otherwise and only as and if permitted herein, a Party's sublicensing, subcontracting or designating activities to be performed under this Agreement to an Affiliate or Third Party shall not release such Party from the performance of any of its responsibilities hereunder. Barr and Kos shall be responsible for the compliance of their Affiliates, sublicensees and subcontractors with this Agreement.

                                    ARTICLE 4
                               REGULATORY MATTERS

     4.1 Responsibility for ANDAs.

          (a) As of the Effective Date Barr has obtained or anticipates immediate issuance of Approved ANDAs for 1000 mg, 750 mg and 500 mg extended release oral niacin tablets. Barr, at its sole cost and expense, shall use Commercially Reasonable Efforts to obtain Approved ANDAs for lovastatin 20 mg/niacin 1 gm, lovastatin 20 mg/niacin 750 mg, and lovastatin 20 mg/niacin 500 mg extended release oral tablets as promptly as reasonably practicable after the Effective Date. In addition, as promptly as reasonably practicable following the launch by Kos or any of its Affiliates of any additional or modified extended release oral tablets containing niacin (empirical formula of C(6)H(5)NO(2)) as the single active ingredient or containing lovastatin (empirical formula of C(24)H(36)O(5)) and niacin (empirical formula of C(6)H(5)NO(2)) as the only active ingredients, Barr shall file for and use Commercially Reasonable Efforts to obtain approval of an ANDA for such additional or modified tablets. Barr shall maintain the ANDAs in compliance with all material requirements under Applicable Law. Upon the reasonable request of Barr during the Term, Kos shall as promptly as reasonably practicable provide to Barr all such information in its possession or control relating to any Licensed Product supplied by Barr hereunder as may be reasonably required for the foregoing regulatory activities, and otherwise shall provide reasonable assistance to Barr in complying with all Applicable Laws and other regulatory obligations in the Territory, with respect to any Licensed Products supplied by Barr hereunder, including safety updates, amendments, annual reports, pharmacovigilance filings and investigator notifications. Neither Party or its respective Affiliates shall at any time knowingly do, cause to be done, or omit or permit any act inconsistent with any such ANDAs.

          (b) (i) Except as otherwise expressly provided in this Section 4.1, Barr shall be solely responsible for paying all costs and expenses in connection with managing and maintaining the ANDAs; (ii) Barr shall keep Kos informed on a timely basis as to any developments in respect of the ANDAs that would materially and adversely affect Kos, including all notices received from any Governmental Authority in connection with the ANDAs that would materially and adversely affect Kos; and (iii) Barr shall have the final decision-making authority in every matter in connection with the ANDAs and on whether and how to communicate with Governmental Authorities within the Territory in connection therewith; provided that (x) Barr will not, except where required by Applicable Law or Governmental Authority, as required or permitted under this Agreement, or as consented to in writing by Kos from time to time, which consent shall not be unreasonably withheld, conditioned or delayed, supplement, amend or otherwise alter any of the ANDAs so as to materially and adversely affect the rights granted to Kos hereunder, (y) Barr will consult with Kos before taking any action in connection with either of the ANDAs that would materially and adversely affect Kos (including any Recall of Licensed Products as contemplated by Section 6.5) and consider in good faith Kos' position, and (z) Kos shall have the right to communicate with Governmental Authorities within the Territory if required by Applicable Law with respect to the promotion, distribution and sale of Licensed Products by Kos, its Affiliates and sublicensees and with respect to any adverse events or safety issues regarding Licensed Products sold by Kos, its Affiliates or sublicensees, with prior notification provided to Barr where such communications would materially and adversely affect Barr.

          (c) Except: (i) with respect to the promotion, distribution and sale of Licensed Products by Kos, its Affiliates and sublicensees or with respect to any adverse events or safety issues regarding Licensed Products sold by Kos, its Affiliates or sublicensees, and (ii) as may be required by Applicable Law during the Term, Kos shall not communicate directly with the FDA or any other Governmental Authority in the Territory relating to the ANDAs without the prior written consent of Barr, such consent not to be unreasonably withheld, conditioned or delayed. In furtherance thereof, Kos shall as promptly as practicable refer all FDA communications received by Kos during the Term relating to any Licensed Product to Barr.

          (d) Barr shall not be liable to Kos for Losses incurred by Kos as a direct or indirect result of Kos' failure to provide information pursuant to the last sentence of Section 4.1(c).

     4.2 Tooling. As promptly as reasonably practicable following the Effective Date, and at Barr's sole cost and expense, Barr shall make such changes to its tooling and manufacturing as are necessary to be in a position to supply the Licensed Product to Kos in Kos' trade dress. While Barr shall have no obligation to supply any Licensed Product to Kos prior to the satisfaction of all regulatory requirements associated with such changes, Barr shall use Commercially Reasonable Efforts to satisfy all such regulatory requirements as quickly as is practicable.


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
     4.3 Packaging.

          (a) Use of Trademarks and Names. Barr shall package the Licensed Products supplied hereunder with Kos' (or its Affiliate's or distributor's) trademarks, trade names and/or trade dress in accordance with the applicable Approved ANDA or any amendment or modification thereto, which Barr will endeavor to obtain as soon as reasonably possible, if necessary to allow Barr or its Affiliates to use the Kos trademarks, trade names and/or trade dress, and any applicable FDA regulations and, only if required by Applicable Law, such packaging shall indicate that Barr, or its applicable Affiliate, is the manufacturer thereof.

          (b) Packaging Layout. As promptly as reasonably practicable after the Effective Date, Barr shall provide Kos with information regarding the dimensions and parameters of the Printed Materials. At least 120 days prior to the first production of a particular Licensed Product to be supplied hereunder or any new "put-up" of a particular Licensed Product supplied hereunder, Kos shall provide Barr with all artwork, copy or other material developed or produced by Kos for the Printed Materials for such Licensed Product. Barr will promptly review such suggested layout and make any reasonable objections or comments that it may have to such layout in writing no more than ten (10) Business Days after receipt. The Parties will then discuss the merits of such objections or comments and use their respective Commercially Reasonable Efforts to mutually agree upon any disputed items with respect to the final layout and content of the Printed Materials. Unless Kos agrees to provide Barr with authorized film or equivalent master copy within twenty (20) days of receiving such materials, Barr shall, at Kos' sole cost and expense, provide Kos with proofs or samples of the Printed Materials to be used with respect to such Licensed Product for Kos' prior review and written approval and shall prepare or arrange for the production of camera-ready artwork for the agreed Printed Materials for such Licensed Product. Kos hereby grants Barr a non-exclusive, royalty-free, right and license to use Kos' trademarks, trade names and/or trade dress and all artwork, copy or other material developed or produced by Kos for the Printed Materials solely for purposes of fulfilling Barr's obligations to Kos under this Agreement.

          (c) Changes to Packaging. No change to any Printed Materials for any Licensed Product to be supplied to Kos hereunder may be made without the prior written approval of Kos, which, in the case of changes required by Applicable Law, will not be unreasonably withheld, conditioned or delayed. Kos may from time to time request changes to the trademark, trade name or trade dress of the Printed Materials, which request shall be handled in accordance with Section 4.3(a). In addition, Kos may from time to time request that Barr submit for FDA approval changes to the FDA-approved labeling (including tablet color, tablet embossing, package inserts and primary packages) for one or more Licensed Products. Barr agrees to use its Commercially Reasonable Efforts to make such submission, obtain FDA approval for and implement such changes, at Kos' sole cost and expense, including any cost and expense Barr may incur relating to changing the tooling or equipment to accommodate such request by Kos.

          (d) Obsolete Packaging. Barr shall promptly implement any agreed change or approved change, as the case may be, to the Printed Materials pursuant to Section 4.3(c), or on such other specific timeframe as agreed by the Parties in writing on a case-by-case basis. In the event that Kos requests or is required by an applicable Governmental Authority to make changes in the Printed Materials for a Licensed Product supplied hereunder, and Barr has components for such materials in stock at the time of such request by Kos that it has purchased specifically for such Licensed Product and is unable to reasonably use for other purposes, Kos shall have the unconditional obligation to purchase all of the Barr stock of such components at Barr's original cost.

     4.4 Promotional Materials. Kos shall, at its own cost and expense, be solely responsible for ensuring that all Promotional Materials for any given Licensed Product supplied hereunder comply with the applicable labeling and ANDAs for such Licensed Product and with Applicable Law. Notwithstanding Section 4.1(a), Kos shall be solely responsible for submitting all Promotional Materials to the FDA for review and for negotiating with the FDA for approvals of such Promotional Materials. As soon as practicable upon receipt of an Approved ANDA, Barr shall submit to the FDA such authorization as may be required by Applicable Law for Kos to submit such Promotional Materials and until such time as such authorizations have been effected, Barr shall use its Commercially Reasonable Efforts to submit, on behalf of Kos, all Promotional Materials regarding any Licensed Product supplied hereunder as may be required by Kos from time to time.

     4.5 Materials Suppliers. In order to fulfill its obligations under this Agreement, Barr may enter into supply agreements with suppliers of the materials necessary to manufacture the Finished Product, consistent with the Forecasts submitted by Kos pursuant to Section 5.1. In the event that Barr has purchased such materials specifically for Licensed Product and is unable to reasonably use such materials for other purposes, Kos shall have the unconditional obligation to purchase all of the Barr stock of such components, including converted finished product manufactured in a commercially reasonable response to the initial six (6) months' of the applicable Forecast, at Barr's original cost, if Kos does not submit purchase orders consistent with the Forecast for all periods reflected in the Forecast.

     4.6 Manufacturing and Regulatory Changes. Barr will promptly inform Kos, with sufficient notice so that the required actions can be taken in due time, of all significant changes to suppliers of materials, formulations, processes, equipment, facilities, specifications, tests or any item that would affect the supply of Finished Product. Barr will not make any such changes that would have a material adverse effect on Kos without the prior written consent of Kos (which consent shall not be unreasonably withheld), except to the extent that such changes are required by Applicable Law. Barr shall bear the costs related to any such changes under this Section 4.6, except such changes as are made at Kos' written request.

     4.7 Compliance, Documentation, Monitoring and Recordkeeping.

          (a) Barr shall adhere in all material respect to cGMPs as they apply to the Processing Activities. Barr shall maintain complete and accurate documentation of all material validation data, stability testing data, batch records, quality control and laboratory testing and any other data required under cGMPs and other requirements of any relevant Governmental Authority in connection with the performance of any Processing Activities hereunder. Throughout the Term, and for so long thereafter as is required by Applicable Law, Barr shall monitor and maintain reasonable records respecting its compliance with cGMPs, including through the establishment and implementation of such operating procedures as are reasonably necessary to assure such compliance.

          (b) Within ten (10) days of receipt by Barr of notice from Kos pursuant to Section 5.1 that Kos intends purchasing any Licensed Product from Barr, Barr shall provide Kos with the opportunity to inspect, but not to copy, Barr's Approved ANDA and Annual Product Review for the previous calendar year for such Licensed Product. All information provided by Barr to Kos pursuant to this Section 4.7(b) shall be treated as confidential information of Barr in accordance with Section 9.1 of this Agreement.

     4.8 Quality Agreement. As promptly as reasonably practicable after the Effective Date, but in any event prior to the first order by Kos of any Licensed Product hereunder, the Parties shall use Commercially Reasonable Efforts to negotiate in good faith and execute a quality agreement (the "Quality Agreement"), which shall (a) be on terms consistent with those standard in the industry for transactions similar to this Agreement and (b) become effective as of the Effective Date. Each Party agrees to comply with the procedures set forth in the Quality Agreement regarding quality and cGMP related responsibilities, complaints and Adverse Event Monitoring and Reporting. To the extent there are any inconsistencies or conflicts between this Agreement and the Quality Agreement, the terms and conditions of this Agreement shall control unless otherwise agreed to in writing by the Parties in the form of an amendment to this Agreement. In the event that the Quality Agreement contains material provisions that differ from Applicable Law, the Applicable Law shall control.

     4.9 Inspection and Audit. Throughout the Term of this Agreement, Barr shall permit Kos or its representatives to inspect, review and audit: (i) those portions of each facility at which any Processing Activities are performed, or are proposed to be performed, by Barr (or its Affiliates, or permitted sublicensees or subcontractors) and (ii) any of Barr's manufacturing and quality control records and other documentation relating to the Processing Activities (including the opportunity to meet with Barr personnel). Such inspections, reviews and audits shall be for the purpose of ascertaining compliance with Barr's obligations under the Quality Agreement and this Agreement and with the ANDAs and cGMPs, and reviewing correspondence, reports, filings and other documents from or to Governmental Authorities to the extent related to the Processing Activities. Any information obtained by Kos through such inspections, reviews and audits shall be treated as confidential information of Barr. Such audits, reviews and inspections shall be conducted at Kos' sole cost and expense during normal business hours, upon reasonable notice, and no more than once per year (other than in an emergency situation), and in a manner that does not unreasonably interfere with ongoing operations. Kos' exercise of its inspection rights hereunder shall not discharge any obligation of Barr under this Agreement, other than its obligation to permit inspection and audit under this
Section 4.9.

     4.10 Governmental and Regulatory Inspections. Barr shall promptly notify Kos of any inspections by any Governmental Authorities of the premises where any Processing Activities are taking place, to the extent such inspection relates to the Processing Activities for the Licensed Products in the Territory, and shall provide Kos copies of all correspondence, reports, notices, findings and other material pertinent to such inspections (including all Form 483s) promptly after they are received or produced by or on behalf of Barr from or to the FDA or any other Governmental Authority.

     4.11 Adverse Experience. For so long as there is unexpired Licensed Product manufactured under an Approved ANDA in Kos' inventory, at its wholesalers or their retailers, each Party shall promptly notify the other Party of any significant event(s) that materially and adversely affects the marketing of the Licensed Products, including adverse drug experiences and inquiries by Governmental Authorities. Kos shall be responsible for reporting to Barr any such events with respect to any Licensed Product supplied to Kos hereunder, and Barr shall be responsible for reporting to applicable Governmental Authorities any such events for all Licensed Products. Each of Barr and Kos shall cooperate with the other Party in connection therewith as reasonably requested by the other Party and as follows:

     (a) Serious Adverse Events (as defined in Section 4.11(b) below) for the Licensed Products of which one Party becomes aware, shall be submitted expeditiously to the other Party and to the FDA in accordance with applicable laws and regulations and consistent with the provisions agreed upon in the final Pharmacovigilance Agreement, but in any event reports of which one Party becomes aware shall be submitted to the other Party within three (3) Business Days but no more than five (5) calendar days from the date the first-mentioned Party first became aware of such Serious Adverse Event. Non-Serious Adverse Events (as defined in Section 4.11(b) below) for the Licensed Products that are reported to one Party shall be submitted to the other Party no more than (1) month from the date received by the first-mentioned Party; provided, however, that medical and scientific judgment should be exercised in deciding whether expedited reporting is appropriate in other situations, such as important medical events that may not be immediately life-threatening or result in death or hospitalization but may jeopardize the patient or may require intervention to prevent a Serious Adverse Event outcome.

     (b) Until the reporting procedures referenced in Section 4.11(d) herein have been instituted by the Parties, a "Serious Adverse Event" for the Licensed Products shall have the meaning set forth in 21 CFR Section 314.80(a), as amended from time to time, and a "Non-Serious Adverse Event" for the Licensed Products means an untoward medical occurrence at any dose for any of the Licensed Products that is not a Serious Adverse Event.

     (c) Kos shall report all such Serious and Non-Serious Adverse Events involving the Licensed Products learned by it to:

          Barr Laboratories, Inc.
          400 Chestnut Ridge Road
          Woodcliff Lake, NJ 07677
          Attention: Drug Safety
          Facsimile No: 201-930-3331
          Telephone No: 201-930-3302
          Email: DrugSafety@Barrlabs.com

Barr shall report all such Non-Serious Adverse events involving the Licensed Products learned by it to:

          Kos Life Sciences, Inc.
          2200 North Commerce Parkway
          Suite 300

          Weston, Florida 33326
          Attention: Senior Manager, Kos Safety and Surveillance
          Fax No: 954-331-3897
          Tel: No: 1-888-5642772 (Niacin Licensed Products)
                   1-866-9238426 (Niacin-Lovastatin Licensed Products)

A Party shall use its Commercially Reasonable Efforts to provide a MedWatch form or a form that contains the data elements of a MedWatch form.

     (d) As promptly as reasonably practicable after the Effective Date, and in any event prior to the first order of License Product by Kos hereunder, each Party shall use its Commercially Reasonable Efforts to negotiate in good faith and agree to mutually acceptable procedures for reporting Serious Adverse Events and Non-Serious Adverse Events, as applicable, to the other Party. The Parties shall pay their respective costs and expenses incurred in reporting to the other Party Serious Adverse Events and Non-Serious Adverse Events, as applicable.

     4.12 Product Quality Complaints. All Product Quality Complaints shall be dealt with in accordance with the Quality Agreement and the procedures agreed pursuant to Section 4.11(d). Barr will consult with Kos, but Barr shall have responsibility, at its sole cost and expense, for handling all Product Quality Complaints concerning Licensed Products, except to the extent such Product Quality Complaint is attributable to Kos' (or its designees', subcontractors' or Affiliates') breach of their respective obligations or representations or warranties under this Agreement, in which case, Kos shall reimburse Barr for the reasonable cost and expense of handling such Product Quality Complaint. At Barr's cost and expense, Kos will provide reasonable cooperation and assistance to Barr upon request in connection therewith. Kos shall inform Barr's Drug Safety Department of any Product Quality Complaint received by Kos within two
(2) Business Days from the date received by Kos. Such information shall be sent to Barr as set forth in Section 4.11 above, and, upon receipt, Barr will initiate a complaint investigation. For Product Quality Complaints received by Barr relating to the Licensed Products, Barr will notify Kos within two (2) Business Days from the receipt date by Barr and will initiate a complaint investigation. Barr shall conduct such investigation and report its findings to Kos' Regulatory Affairs Department.

     4.13 Medical Inquiries. Kos shall have sole responsibility, at its cost and expense, for handling all medical inquiries concerning Licensed Products sold by Kos or its sublicensees. Barr shall refer all routine medical information requests concerning Licensed Products sold by Kos or its sublicensees to Kos in writing as set forth in Section 4.11. Urgent medical information requests concerning Licensed Products sold by Kos or its sublicensees shall be referred by Barr to Kos by telephone. Notwithstanding anything herein to the contrary, including Article 9, but subject to Applicable Law, all information reported to a Party by the other Party under these Sections 4.11, 4.12 and 4.13 may be disclosed by such Party in its reasonable discretion to any Third Party who manufactured a pertinent component of the applicable Licensed Product for such Party; provided that such Party shall include the other Party in all such communications and disclosures with such manufacturer.

     4.14 NDC Number. Kos will utilize an NDC number in the form of XXXX-YYYY-ZZ that contains Kos' or its Affiliate's own labeler code (i.e., the XXXX portion of the NDC) as assigned by FDA, for Kos' or its Affiliate's sales and distribution of Licensed Product. Kos may change the product code (the YYYY portion of the NDC) or the package size code (the ZZ of the NDC) of its NDC number with the consent of Barr, which consent shall not be unreasonably withheld.

                                   ARTICLE 5
                       FORECASTING, ORDERING AND SHIPPING

     5.1 Rolling Forecasts. In the event that Kos elects, in its sole discretion, to purchase any Licensed Product hereunder, it shall provide Barr not less than one (1) month's (or such shorter time as may be agreed between the Parties in any instance) written notice of such requirement, together with a forecast projecting Kos' requirements of such Licensed Product, on a dose by dose basis, for the twelve (12) month period commencing on the expiration of such notice period, specifically indicating such projected requirements for each month during such twelve (12) month period. The aggregate forecast for all doses of all Licensed Products combined for the first six months following the expiration of such one-month notice period shall not exceed the amounts set forth for each month on Schedule 5.1 Thereafter, throughout the Term of this Agreement, Kos shall provide Barr, at least sixty (60) days prior to the first day of each calendar subsequent quarter, with a rolling forecast ("Forecast") prepared in good faith by Kos projecting Kos' requirements of Finished Product, on a Licensed Product by Licensed Product and dose by dose basis, for the twelve
(12) month period commencing on the first day of the aforementioned calendar quarter, specifically indicating such projected requirements for each month during such twelve (12) month period. The first three (3) months of each such Forecast shall be binding on Kos, and Barr may, therefore, require Kos to pay for, the amounts of such Licensed Product specified therein, whether or not Kos submits a purchase order therefor in accordance with Section 5.2. Moreover, the quantity (on a Licensed Product by Licensed Product and dose by dose basis) set forth in such first three (3) months binding portion of each such Forecast **** of the quantity therefor set forth in the immediately preceding Forecast relating to such calendar quarter.

     5.2 Submission of Purchase Orders. Concurrently with the delivery of each Forecast, Kos shall place a purchase order with Barr for such Finished Product as Kos may elect, in its sole discretion to purchase hereunder, in a format agreed upon by the Parties, specifying the quantities of each Finished Product (on a Licensed Product by Licensed Product and a dose by dose basis) to be purchased by Kos with respect to the first calendar quarter of such Forecast, and the place(s) to which and the manner and dates by which delivery is to be made during such calendar quarter. All purchase orders shall be sent by Kos to the attention of the employee of Barr as may from time to time be designated in writing by Barr. Purchase orders made in accordance with this Article 5 shall be deemed to be accepted by Barr if Barr has not rejected said purchase orders in writing within seven (7) Business Days of receipt after the same; provided, that Barr shall not reject any purchase order specifying quantities within the quantity limitations set forth above and which purchase orders are otherwise in accordance with the provisions of this Article 5. Notwithstanding the foregoing, Barr shall promptly notify Kos in writing if at any time Barr has reason to believe that Barr will not be able to fill a purchase order for any Finished Product in all material respects pursuant to the terms and conditions of this

Agreement. To the extent the terms of any purchase order or acknowledgment thereof are inconsistent with the terms of this Agreement, the terms of this Agreement shall control.

     5.3 Terms of Delivery. Barr shall execute all accepted purchase orders consistent with this Agreement and deliver Finished Product to Kos' designated facility, to be delivered within **** days of the delivery date specified in Kos' purchase orders in accordance with Section 5.2. Barr shall be responsible for arranging all shipping, freight and insurance for all orders of Finished Product. Title and risk of loss will pass to Kos when each order of Finished Product is delivered to Kos' designated facility. Barr shall package each order of Finished Product for shipment in accordance with its customary practices therefor, unless otherwise specified in writing by Kos.

     5.4 Accompanying Documentation. With each shipment of Finished Product, Barr shall provide Kos with commercially appropriate shipping documentation (including Kos' purchase order number and the quantity of the Finished Product) and with a Certificate of Analysis on the Finished Product identifying the applicable lot and batch numbers and indicating conformance of the shipment with the Specifications.

     5.5 Retention of Samples. Barr shall properly store and retain appropriate samples (identified by lot and batch number) of raw materials and Finished Product that it supplies to Kos in conditions and for times consistent with all Applicable Law and to permit appropriate or required internal and regulatory checks and references (collectively, the "Shipment Samples").

                                   ARTICLE 6
                INSPECTION AND DEFECTIVE PRODUCTS; PRODUCT RECALL

     6.1 Receipt of Finished Product by Kos. Kos shall be entitled to reject any portion or all of any shipment of Finished Product that does not conform to the Certificate of Analysis or otherwise fails to comply with the warranties set forth in Article 8 (unless such non-conformity was attributable to an act or omission of Kos); provided, that (i) Kos shall notify Barr within thirty (30) days after receipt of such shipment if it is rejecting a shipment due to obvious physical damage, obvious packaging defect or quantity discrepancies that are evident upon visual inspection of the packaged Finished Product as shipped by Barr and (ii) in the case of Finished Product having defects other than those obvious defects, Kos shall notify Barr within ninety (90) days after such defect becomes evident to Kos. Notwithstanding anything contained herein, Kos shall have no obligation to inspect the Finished Product beyond a visual inspection of each shipment for obvious physical damage or quantity discrepancies that are evident upon visual inspection of the packaged Finished Product as shipped by Barr. Without in any way limiting Barr's indemnity obligation as set forth in
Section 10.2, if no notice is provided by Kos within the relevant time periods, then Kos shall be deemed to have accepted the shipment. Any notice of rejection by Kos shall be accompanied by a reasonably detailed statement of its reasons for rejection and a report of any pertinent analysis performed by Kos on the allegedly nonconforming Finished Product, together with the methods and procedures used. Barr shall notify Kos as promptly as reasonably possible, but in any event within fifteen (15) Business Days after receipt of such notice of rejection, whether it accepts Kos' assertions of nonconformity.

     6.2 Replacement Finished Product. Whether or not Barr accepts Kos' assertion of nonconformity, promptly upon receipt of a notice of rejection, unless otherwise specified by Kos, Barr shall use its Commercially Reasonable Efforts to provide replacement Finished Product for those rejected by Kos in the original shipment; provided that it shall not be considered a breach of this Agreement if Barr, upon Commercially Reasonable Efforts, is incapable of replacing the whole shipment. If the Finished Product rejected by Kos from such original shipment ultimately is found to be nonconforming (whether pursuant to Section 6.3 or if Barr so acknowledges in writing), Barr shall bear all expenses for such replacement Finished Product (including all transportation and/or disposal charges and cost of manufacture for such nonconforming Finished Product) to the extent Kos previously paid for any corresponding nonconforming Finished Product. If it is determined subsequently that such Finished Product was in fact conforming (whether pursuant to Section 6.3 or if Kos so acknowledges in writing), then Kos shall be responsible not only for the purchase price of the allegedly nonconforming Finished Product (including all transportation charges), but also, upon receipt and acceptance by Kos in accordance with the procedures (and at the same price charged in the original shipment) set forth above, the replacement Finished Product. Replacement shipments shall also be subject to the procedures contained in Section 6.1.

     6.3 Independent Laboratory Analysis. If Barr disagrees (in accordance with
Section 6.1) with any alleged nonconformity timely notified to Barr under
Section 6.1, then an independent laboratory (or other expert) of recognized repute reasonably acceptable to both Parties (the "Independent Laboratory") shall analyze (i) a sample from the relevant shipment provided by Kos and (ii) a Shipment Sample as retained by Barr in accordance with Section 5.5, in order to substantiate whether the shipment rejected by Kos conformed in all material respects to the Certificate of Analysis and any other pertinent Specifications or otherwise failed to comply with the warranties set forth in Article 8 at the time of delivery to Kos' designated facility. At the same time as a Party furnishes to the Independent Laboratory its sample, such Party shall also furnish to the other Party a split sample of such sample. In conducting its analysis hereunder, the Independent Laboratory shall use the analytical methodology set forth in the applicable Approved ANDA. Barr shall provide a reasonably detailed description of such analytical methodology to the Independent Laboratory. Both Parties agree to cooperate with the Independent Laboratory's reasonable requests for assistance in connection with its analysis hereunder. Both Parties shall be bound by the Independent Laboratory's results of analysis, which, absent manifest error, shall be deemed final as to any dispute over compliance of the Finished Product in all material respects with the Certificate of Analysis and/or any other pertinent Specifications and/or the warranties set forth in Article 8. If the analysis of the Independent Laboratory shows that the Finished Product does not conform in all material respects to the Certificate of Analysis or any other pertinent Specifications or the warranties set forth in Article 8 at the time of delivery to Kos' designated facility, the costs of such analysis shall be paid by Barr. If the analysis of the Independent Laboratory shows that the Finished Product does conform in all material respects to the Certificate of Analysis and any other pertinent Specifications and the warranties set forth in Article 8 at the time of delivery to Kos' designated facility, the costs of such analysis shall be paid by Kos.

     6.4 Disposition of Non-Conforming Finished Product. If Barr acknowledges an alleged nonconformity (or if the Independent Laboratory concludes that the Finished Product was nonconforming in accordance with Section 6.3), Barr promptly (and in any case within thirty

(30) days thereafter) shall make arrangements for the return, reworking or disposal, at Barr's option, of the nonconforming Finished Product. If Barr requests that Kos dispose of such nonconforming Finished Product, Barr shall give Kos written instructions as to how Kos or its agent shall, at Barr's expense, lawfully dispose of any non-conforming Finished Product, and Kos shall provide Barr with written certification of such destruction. Barr shall pay, or reimburse Kos, for any reasonable return shipping charges or out-of-pocket costs incurred by Kos for such return shipment or lawful disposal of such nonconforming Finished Product in accordance with Barr's instructions.

     6.5 Recalls.

          (a) In the event that either Party obtains information that a Licensed Product or any portion thereof has been alleged or proven not to meet the Specifications, labeling, or Approved ANDA for such Licensed Product or to be otherwise defective, such Party shall notify the other Party immediately and, to the extent that such Licensed Product has been supplied to Kos hereunder, both Parties shall cooperate fully regarding the investigation and disposition of any such matter, including with respect to any Licensed Product recall, Licensed Product withdrawal or field correction, as appropriate (collectively, a "Recall"). Barr and Kos shall each maintain such traceability records as are sufficient and as may be necessary to permit a Recall or field correction of any Licensed Products. In the event (i) any applicable Governmental Authority should issue a request, directive or order that a Licensed Product be Recalled or (ii) either Party determines that any Licensed Product already in interstate commerce presents a risk of injury or gross deception or is otherwise defective and that a Recall of such Licensed Product is appropriate, each Party shall give telephonic notice (to be confirmed in writing) to the other within 24 hours of the occurrence of such event.

          (b) For so long as Kos is the only Person commercializing a Licensed Product, Kos shall consult with Barr, but Kos shall have sole responsibility, in its reasonable discretion (but subject to the superseding rights of Barr as the ANDA holder to have the final say pursuant to Section 4.1) for determining all corrective action to be taken (including a Recall) with respect to any Licensed Product sold by Kos, its Affiliates or sublicensees and for carrying out the Recall, if any, which shall be conducted in Kos' name. Barr will provide reasonable cooperation and assistance to Kos upon request in connection therewith. Kos shall be responsible for all costs and expenses of any such Recall (including any reasonable out-of-pocket costs incurred by Barr in connection with such cooperation) except to the extent such Recall is attributable to Barr's (or its designees', subcontractors' or Affiliates') breach of their respective obligations or representations or warranties under this Agreement. Commencing on the date, if any, that Kos is not the only Person commercializing a Licensed Product, the Parties agree to cooperate in good faith to reach agreement on a joint decision for determining all corrective action to be taken (including a Recall) with respect to that Licensed Product and for carrying out the Recall, if any. Notwithstanding the foregoing, should Barr determine that it is necessary to initiate a Recall, and Kos does not so agree despite the Parties good faith efforts to reach agreement, Barr's determination on this matter shall be binding on both Parties. Barr shall be responsible for all costs and expenses of any such Recall (including any reasonable out-of-pocket costs incurred by Barr in connection with such cooperation) to the extent such Recall is attributable to Barr's (or its designees', subcontractors' or Affiliates') breach of their respective obligations or representations or warranties under this Agreement.

          (c) Barr shall have sole responsibility, in its reasonable discretion, for determining all corrective action to be taken (including a Recall) with respect to any Licensed Product not sold by Kos, its Affiliates or sublicensees and for carrying out the Recall, if any, which shall be conducted in its own name. Kos will provide reasonable cooperation and assistance to Barr upon request in connection therewith. Barr shall be responsible for all costs and expenses of any such Recall (including any reasonable out-of-pocket costs incurred by Kos in connection with such cooperation).

                                    ARTICLE 7
                              FINANCIAL PROVISIONS

     7.1 License Fee. In consideration of Barr's investment in the development of robust and efficient manufacturing processes for the Licensed Products, Kos shall pay to Barr on the Effective Date the non-refundable sum of **** in immediately available funds by wire transfer to the credit of such bank account as designated by Barr in Schedule 7.1.

     7.2 Reservation Fee. To compensate Barr for maintaining a cGMP facility for the manufacture of Licensed Products and standing ready to manufacture Licensed Products, Kos shall pay to Barr a "Reservation Fee" of:

          (a) ****

provided, in each case, that Barr has provided to Kos written certification as to Barr's continued compliance with cGMP throughout the applicable calendar quarter and provided, further, that: (I) in the event that Barr does not obtain an Approved ANDA to manufacture and/or sell 1000 mg niacin/20 mg lovastatin, 750 mg niacin/20 mg lovastatin, and 500 mg niacin/20 mg lovastatin extended release oral tablets by ****, with effect from such date, the amount payable by Kos pursuant to paragraph (c) above shall be reduced to **** until such time as Barr does obtain an Approved ANDA to manufacture and/or sell lovastatin 20 mg/niacin 1gm, lovastatin 20 mg/niacin 500 lovastatin extended release oral tablets; and
(II) on a Licensed Product-by-Licensed Product and dose-by-dose basis, with effect from the Marketing License Effective Date for such Licensed Product and dose(s), the amount payable by Kos pursuant to paragraph (c) above shall be reduced, in percentage terms, by the percentage that Kos' sales of the affected dose(s) of the Licensed Product (including any sales by Kos of the equivalent dose(s) of Kos' reference listed drug for the Licensed Product) bears to Kos' sale of all Licensed Products (including any sales by Kos of the equivalent dose(s) of Kos' reference listed drug for the Licensed Products).

     7.3 Supply Price. Barr shall submit invoices to Kos for Finished Product promptly after shipment. The invoices shall reflect:

          (a) the supply of Finished Product to Kos at a price per unit equal to: (i) **** Barr's Fully Loaded Manufacturing Cost for the applicable Finished Product on a Licensed Product by Licensed Product and dose by dose basis for Licensed Product supplied in the period from the Effective Date until the Marketing License Effective Date with respect to the applicable Licensed Product and dose; and (ii) thereafter, **** of Barr's Fully Loaded Manufacturing Cost for the applicable Finished Product on a Licensed Product by Licensed Product and dose by dose basis;

          (b) ****

     7.4 Manner of Payments. All sums due to Barr under this Agreement shall be payable in United States Dollars by bank wire transfer in immediately available funds to such bank account(s) as Barr shall from time to time designate in writing, unless otherwise agreed by the Parties in writing.

     7.5 Invoices; Timing of Payments. Each invoice shall specify the purchase order number to which it corresponds and shall reflect the price set forth in
Section 7.3. Unless otherwise specified in this Agreement, all amounts due to Barr hereunder shall be paid by Kos within thirty (30) days following the date of invoice, which invoice date shall not be earlier than the date of shipping of the applicable Licensed Product.

     7.6 Interest on Late Payments. If Kos shall fail to make a timely payment hereunder, any such payment that is not paid on or before the date such payment is due shall bear interest, to the extent permitted by Applicable Law, at the average one-month London Inter-Bank Offering Rate for the United States Dollar as reported from time to time in The Wall Street Journal (or, if such rate is not regularly published, as published in such source as the Parties agree) ("LIBOR"), effective for the first date on which payment was delinquent and calculated on the number of days such payment is overdue, ****.

     7.7 Audit Right. Kos shall have the right to have a nationally recognized independent public accounting firm audit, no more than once per calendar year during the Term and for one (1) year thereafter, Barr's books and records relating to the Processing Activities, for the sole purpose of verifying Barr's calculation of its Fully Loaded Manufacturing Cost. Such audit shall be carried out at reasonable times during normal business hours, upon reasonable notice to Barr, and in a manner that does not unreasonably interfere with Barr's ongoing operations. A copy of such auditing firm's conclusions of its audit shall be furnished to both Parties at the same time. Except for the conclusion of such audit, which may be shared with Kos, all information obtained from such audit shall be kept confidential and may not be disclosed to Kos. The conclusions of such audit firm shall be final and binding on the Parties absent manifest error. Kos shall bear the full cost of such audit, unless such audit discloses **** from Barr's calculation of its Fully Loaded Manufacturing Cost (based on the aggregate Fully Loaded Manufacturing Cost for all Finished Product hereunder, and not one Finished Product individually), in which event, Barr shall bear the full cost of such audit.

                                   ARTICLE 8
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

     8.1 Representations of Barr for the Finished Product. Barr warrants that all Finished Product supplied hereunder (i) will conform to the Specifications in effect at the time of manufacture and at the time the same is delivered to Kos' designated facility, (ii) will be manufactured, labeled and packaged in accordance with cGMPs and other Applicable Laws in effect at the time of manufacture (except to the extent such non-compliance was caused by the Printed Materials or other materials, in each case solely to the extent provided by Kos to Barr for use in the manufacture of the Finished Product), (iii) will not be altered, adulterated or misbranded under Applicable Law in effect at the time of manufacture (except to the extent such non-compliance was caused by the Printed Materials or other materials, in each case solely to the extent provided by Kos for use in the manufacture of the Finished Product) and (iv) will be free and clear of liens and encumbrances except for liens and encumbrances created by Kos and that may be attached to such Finished Product at the time such Finished Product is provided to Kos.

     8.2 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as of the Effective Date that:

          (a) such Party is a corporation or entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

          (b) the execution and delivery of this Agreement by such Party and the performance of its obligations hereunder does not require any shareholder action or approval, and the Person executing this Agreement on behalf of such Party is duly authorized to do so by all requisite corporate action;

          (c) except for FDA approval of the ANDAs, no consent or approval of any Governmental Authority is required in connection with the valid execution, delivery and performance of this Agreement by such Party, except where the failure to obtain any of the foregoing would not have a material adverse impact on the ability of such Party to meet its obligations hereunder;

          (d) assuming the due authorization, execution and delivery of this Agreement by the other Party, this Agreement is a valid obligation binding upon such Party and enforceable in accordance with its terms except as enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally or (ii) equitable principles of general applicability;

          (e) the execution, delivery and performance by such Party of this Agreement do not and will not, and its compliance with the terms and provisions hereof does not and will not, conflict with, result in a breach of, constitute a default under or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any of the terms, rights, obligations or provisions of (i) any other contractual or other obligations of such Party, or to which such Party's assets are subject, (ii) the provisions of its certificate of incorporation, operating documents or bylaws or
(iii) assuming compliance with the matters set forth in subsection (c) above, any order, writ, injunction or decree of any Governmental Authority entered against it or by which it or any of its property is bound except where such breach or conflict would not materially impact the Party's ability to meet its obligations hereunder;

          (f) no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Party; and

          (g) no action, audit, litigation, investigation, suit or proceeding ("Proceeding") by or before any Governmental Authority relating to the Licensed Products or the transactions contemplated hereby is pending against or threatened in writing or, to the knowledge of such Party, threatened orally against such Party, in each case which has had, or would have a material adverse impact on such Party's ability to meet its obligations hereunder.

     8.3 Mutual Covenants. Each Party covenants to the other that it shall comply in all material respects with all Applicable Laws in its performance under this Agreement.

     8.4 Disclaimer of Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF APPLICABLE LAW IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT.

                                   ARTICLE 9
                                 CONFIDENTIALITY

     9.1 Confidential Information. During the Term of this Agreement and thereafter, Kos and Barr shall not use or disclose to Third Parties any information received from the other Party or otherwise developed or obtained (including prior to the Term, during the Term, or during any period in which the Parties have audit rights pursuant to Section 7.7) by either Party in the performance of activities in furtherance of this Agreement without first obtaining the written consent of the disclosing Party, except as may be otherwise provided in, or required in order for a Party to exercise its rights or fulfill its obligations under, this Agreement. During and following the Term of this Agreement, this confidentiality obligation shall not apply to such information that (i) is or becomes a matter of public knowledge (other than by breach of this Agreement by the receiving Party), (ii) is required by Applicable Law to be disclosed, (iii) the receiving Party can establish was already known to it or was in its possession at the time of disclosure, (iv) the receiving Party can establish was independently developed by persons in its employ who had no contact with and were not aware of the content of the confidential information, or (v) is disclosed to the receiving Party by a Third Party having the right to do so. The Parties shall take reasonable measures to assure that no unauthorized use or disclosure is made by others to whom access to such information is granted.

     9.2 Public Announcements.

          (a) Except as consistent with a press release mutually agreed by the Parties, or other publicly disclosed information concerning this Agreement, no public announcement or other disclosure to Third Parties concerning the existence of or terms of this Agreement shall be made, either directly or indirectly, by either Party, without first obtaining the written approval of the other Party and agreement upon the nature, text and timing of such announcement or disclosure; provided, however, either Party shall have the right to make any such public announcement or other disclosure required by Applicable Law after such Party has provided to the other Party a copy of such announcement or disclosure and an opportunity to comment thereon. Each Party agrees that it shall cooperate fully with the other with respect to all disclosures regarding this Agreement to the Securities Exchange Commission and any other Governmental Authority, including requests for confidential treatment of proprietary information of either Party included in any such disclosure. Neither Party shall be required to provide the other Party with any advance notice of any public announcements or other disclosures related to periodic, routine financial reporting unless such announcement or other disclosure will include non-routine information relating to the Products or this Agreement.

          (b) Notwithstanding anything to the contrary in this Section 9.2, as set forth in Title XI of the Medicare Prescription Drug Improvement and Modernization Act (Subtitle B - Federal Trade Commission Review) signed into law on December 8, 2003, if applicable to this Agreement, each of the Parties shall submit this Agreement to the U.S. Federal Trade Commission ("Commission") Bureau of Competition ("Bureau") and the Assistant Attorney General, and each Party shall present and (if necessary) discuss or respond to questions regarding this Agreement, the Settlement and License Agreement and the Co-Promotion Agreement with the Bureau or the Assistant Attorney General, provided such Party requests the Bureau and the Assistant Attorney General treat this Agreement, the Settlement and License Agreement and the Co-Promotion Agreement as confidential to the extent legally permitted. The Parties shall cooperate with each other in connection with all such filings and responses, including by notifying each other of all questions received with respect to this Agreement, the Settlement and License Agreement and the Co-Promotion Agreement and by providing to the other Party copies of all responses to such questions prior to filing, and if requested, by considering in good faith to all reasonable additions, deletions or changes to any such response which are requested by the other Party.

                                   ARTICLE 10
                          INDEMNIFICATION AND INSURANCE

     10.1 By Kos. Kos agrees to defend, indemnify and hold harmless Barr and its Affiliates and their respective officers, directors, employees, agents and representatives ("Related Parties") from and against any and all Damages incurred or suffered by such Persons to the extent caused by or arising out of or in connection with:

          (a) any breach of any representation or warranty, covenant or agreement made by Kos in this Agreement,

          (b) any negligence or willful misconduct of Kos, its Affiliates or their respective Related Parties in the exercise of any of its rights or the performance of any of its obligations under this Agreement, or

          (c) subject to Sections 10.2(a) and (b), any liability or other claims, including any claim by a Third Party (a "Third Party Claim"), relating to or arising from any activities of Kos or any of its Affiliates or sublicensees with respect to any Licensed Product sold by Kos or any of its Affiliates or sublicensees, including the labeling, promotion, marketing, handling, sale or other disposition of any Licensed Product after the Effective Date.

     10.2 By Barr. Barr agrees to defend, indemnify and hold harmless Kos and its Affiliates and their Related Parties from and against any and all Damages incurred or suffered by such Persons to the extent caused by or arising out of or in connection with:

          (a) any breach of any representation or warranty, covenant or agreement made by Barr in this Agreement,

          (b) any negligence or willful misconduct of Barr, its Affiliates or their respective Related Parties in the exercise of any of its rights or the performance of any of its obligations under this Agreement,

          (c) subject to Sections 10.1(a) and (b), any liability or other claims, including a Third Party Claim, to the extent that it relates to or arises from the failure of Barr (or any of its Affiliates or subcontractors and their Related Parties) to manufacture or have manufactured Licensed Product under this Agreement in conformity with Applicable Law, the Approved ANDAs, the Specifications or cGMPs,

          (d) any liability or other claims, including a Third Party Claim, relating to or arising from the alleged infringement of any intellectual property (including, without limitation, any patent or Know-How) owned or controlled by a Third Party by virtue of Barr's manufacture of Licensed Products hereunder, or

          (e) subject to Sections 10.2(a), (b) and (c), any liability or other claims, including a Third Party Claim, relating to or arising from any Licensed Product other than a Licensed Product sold by Barr to Kos or any of its Affiliates or sublicensees hereunder.

     10.3 Notice of Claims; Third Party Claims.

          (a) Any Person to be indemnified under this Article 10 (the "Indemnified Party") shall promptly notify in writing the Party from whom indemnification is sought (the "Indemnifying Party") of any potentially indemnifiable claim in reasonable detail, provided that any notice failure hereunder shall not limit the obligation of the Indemnifying Party, except to the extent the Indemnifying Party is materially prejudiced thereby.

          (b) The Indemnifying Party shall conduct and control the defense of any indemnifiable claim, but may not compromise or settle any such claim in any manner that affects the rights or obligations of the Indemnified Party without the approval of the Indemnified Party, such approval not to be unreasonably withheld. No Indemnified Party may compromise or settle any indemnifiable claim hereunder without the consent of the Indemnifying Party. The Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such claim through counsel of its choice, at its own cost and expense.

          (c) The Parties shall cooperate in the defense of any indemnifiable claim and shall inform each other of its progress. The Parties shall cooperate to mitigate all Damages in connection with an indemnifiable claim.

     10.4 Insurance. Each Party will obtain and maintain, during the Term of this Agreement, at its own cost and expense, with reputable and financially sound insurance carriers, comprehensive commercial general liability insurance, including product liability insurance, to cover such Party's indemnification obligations hereunder, or self-insurance, in amounts consistent with such Party's normal business practices. Each Party will name the other Party as an additional insured on each such insurance policy. Each such policy or self-insurance shall be in types and amount that are reasonable and customary in the pharmaceutical industry for companies engaged in similar business and operations and amounts that meet all contractual requirements of each Party's vendors, distributors or other contractors, including product liability insurance at **** coverage. Maintenance of such insurance coverage will not relieve a Party of any responsibility under this Agreement for Damages in excess of such insurance limits or otherwise. Each Party will provide the other Party, upon reasonable written request, with a certificate from the insurer(s) evidencing such insurance coverage.

     10.5 Limitation of Liabilities. EXCEPT WITH RESPECT TO A PARTY'S INDEMNIFICATION OBLIGATIONS HEREUNDER WITH RESPECT TO THIRD PARTY CLAIMS, NEITHER PARTY WILL BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL (INCLUDING LOST PROFITS) OR PUNITIVE DAMAGES, HOWEVER CAUSED OR UPON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ITS PERFORMANCE HEREUNDER.

                                   ARTICLE 11
                              TERM AND TERMINATION

          11.1 Term. Unless earlier terminated by the written agreement of the Parties or pursuant to the provisions of Section 11.2, and subject to Section 11.4, this Agreement shall terminate upon the expiration of the License Term.

          11.2 Rights of Termination.

          (a) Voluntary Termination by Either Party. Notwithstanding any other provision herein, either Party may terminate this Agreement on a Licensed Product-by-Licensed Product basis immediately upon written notice to the other Party in the event that the FDA notifies Barr in writing that it has finally rejected the ANDA relating to such Licensed Product, and such rejection is not appealable, and to the extent that this Agreement remains in effect with respect to one or more other Licensed Products or dose(s), the Reservation Fee set forth in Section 7.2(c) shall be reduced, in percentage terms, by the percentage that Kos' sales of the affected dose(s) of the Licensed Product (including any sales by Kos of the equivalent dose(s) of Kos' reference listed drug for the Licensed Product) bears to Kos' sale of all Licensed Products (including any sales by Kos of the equivalent dose(s) of Kos' reference listed drug for the Licensed Products).

          (b) Material Breach. Either Party may terminate this Agreement by providing written notice of such termination to the other Party, if (i) such other Party fails to pay any amount of money due and payable hereunder and not disputed in good faith, and fails to remedy the same after thirty (30) days written notice or (ii) the other Party has materially breached any provision of this Agreement, which breach materially adversely affects the other Party's rights under this Agreement, in the aggregate, and the breaching Party fails to remedy the same within ninety (90) days after written notice given after such adjudication from the terminating Party (a "Breach Notice") (or, if applicable, such longer period (not exceeding one hundred twenty (120) days) as would be reasonably necessary for a diligent party to cure such material breach; provided that the breaching Party has commenced and continues diligent efforts to cure during such ninety (90) day or applicable longer period following receipt of the Breach Notice), provided that, in the event of a final adjudication by a court of competent jurisdiction that a material breach had not occurred, the terminating Party shall compensate the alleged breaching Party for any amount of money that otherwise would have been due and payable hereunder plus interest on such amount set at one-year LIBOR rate plus **** set at the time of entry of such final adjudication.

          (c) Unauthorized Sale. Notwithstanding Section 11.2(b), Kos may terminate this Agreement in the event Barr sells a Licensed Product whose manufacture, use, sale or offer for sale is covered by the Patents to a Third Party prior to the Marketing License Effective Date.

          (d) Bankruptcy. Either Party may, subject to the provisions set forth herein, terminate this Agreement immediately without further notice to the other Party if, at any time, the other Party shall: (i) file in any court pursuant to any statute a petition for bankruptcy or insolvency, or for reorganization in bankruptcy, or for an arrangement or for the appointment of a receiver, trustee or administrator of such Party or of its assets; (ii) be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within thirty (30) days after the filing thereof; (iii) propose or be a party to any dissolution; or (iv) make an assignment for the benefit of its creditors. For avoidance of doubt, all rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of "intellectual property" as defined thereunder. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code; provided, however, that should Barr become a party to a bankruptcy proceeding and such proceeding is not dismissed within thirty (30) days then, to the extent permitted by law, this Agreement and the licenses granted by Barr hereunder shall be adopted by any bankruptcy trustee or relevant third party charged with the disposition of same, and shall not be rejected by same, it being the Parties' intent that, in such event, Kos and its Affiliates and sublicensees shall be entitled to retain the rights granted to them hereunder by Barr.

          (e) Partial Termination by Kos. Kos may unilaterally terminate this Agreement, on a Licensed Product by Licensed Product and dose by dose basis, at will at any time after the Marketing License Effective Date for the applicable Licensed Product and dose, and to the extent that this Agreement remains in effect with respect to one or more other Licensed Products or dose(s), the Reservation Fee set forth in Section 7.2 shall be reduced in percentage terms, by the percentage that Kos' sales of the affected dose(s) of the Licensed Product (including any sales by Kos of the equivalent dose(s) of Kos' reference listed drug for the Licensed Product) bears to Kos' sale of all Licensed Products (including any sales by Kos of the equivalent dose(s) of Kos' reference listed drug for the Licensed Products).

     11.3 Effect of Expiration or Termination. Expiration or termination of this Agreement pursuant to this Article 11 by either Party shall not (a) relieve a Party of any obligation accruing to such Party prior to such expiration or termination, or (b) result in the waiver of any right or remedy by a Party accruing to such Party prior to such expiration or termination.

     11.4 Pending Purchase Orders. The termination of this Agreement shall not affect purchase orders placed by Kos and accepted by Barr at the time notice of termination is given or until the time any such termination becomes effective.

     11.5 Accrued Rights; Surviving Obligations. Unless explicitly provided otherwise in this Agreement, termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights which have accrued to the benefit to any Party prior to such termination, relinquishment or expiration, including damages arising from any breach hereunder. Such termination, relinquishment or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination or expiration of the Agreement, including those obligations set forth in Articles 4, 6, 8, 9, 10,11and 12 and Sections 13.8 and 13.9.

                                   ARTICLE 12
                                    GUARANTEE

     12.1 Kos Guarantee. Kos Pharmaceuticals, Inc. ("Kos Pharmaceuticals") hereby absolutely, unconditionally and irrevocably guarantees the due and punctual fulfillment of all of the obligations required to be performed by Kos and/or its Affiliates under this Agreement after giving effect to any applicable cure periods (the "Kos Obligations"). For the avoidance of doubt and without limiting the foregoing, Kos Pharmaceuticals hereby absolutely, unconditionally and irrevocably guarantees that in the event that Kos does not or is unable to perform any of the Kos Obligations for any reason whatsoever, Kos Pharmaceuticals will itself perform such Kos Obligations. This guarantee shall be continuing until all Kos Obligations now existing or hereafter arising have been discharged in full, and shall be and continue to be fully effective notwithstanding any amendment to any of the Kos Obligations (but subject to any changes to the Kos Obligations resulting therefrom) or any extensions of time for performance of any Kos Obligations (but subject to any changes to the Kos Obligations resulting therefrom). To the extent that Barr grants to Kos (i) any waiver of any default by Kos under this Agreement, (ii) any extension of time of performance by Kos under this Agreement, (iii) any release from the performance of its obligations under this Agreement, or (iv) any other indulgences whatsoever, Barr shall have and shall be deemed to have also granted such to Kos Pharmaceuticals under this Section 12.1. Kos Pharmaceuticals acknowledges and agrees that Barr has relied upon the covenants and guarantees set forth in this
Section 12.1 in entering into this Agreement.

                                   ARTICLE 13
                                  MISCELLANEOUS

     13.1 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

     13.2 Expenses. Unless otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party which shall have incurred the same and the other Party shall have no liability relating thereto.

     13.3 Force Majeure. Neither Party shall be liable to the other Party for loss or damages, or shall have any right to terminate this Agreement for any default or delay attributable to any Force Majeure; provided, that the Party affected gives prompt notice of any such cause to the other Party and of the period for which such Force Majeure is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations hereunder for such actual time as it is thereby disabled from performing such obligations solely due to the continuance of the Force Majeure event; provided, that such affected Party promptly commences and continues to use its Commercially Reasonable Efforts to (a) cure such disablement and (b) mitigate its effects. For the avoidance of doubt, for the duration of any such Force Majeure event which prevents Barr from maintaining a cGMP facility for the manufacture of Licensed Products and standing ready to manufacture Licensed Products, no Reservation Fee shall be payable by Kos pursuant to Section 7.2.

     13.4 Notices. Except as to the notices required under Section 4.10, all notices to Barr shall be addressed to:

                    Barr Laboratories, Inc.
                    400 Chestnut Ridge Road
                    Woodcliff Lake, NJ 07677-7668, USA
                    Attention: President
                    Facsimile No.: +1 (201) 930-3335

                    and to:

                    Barr Laboratories, Inc.
                    400 Chestnut Ridge Road
                    Woodcliff Lake, NJ 07677-7668, USA
                    Attention: General Counsel
                    Facsimile No.: +1 (888) 843-0563

               Except as to the notices required under Section 4.10, all notices to Kos shall be addressed to:

                    Kos Life Sciences, Inc.
                    c/o Kos Pharmaceuticals, Inc.
                    1 Cedar Brook Drive
                    Cranbury, NJ 08512-3618
                    Facsimile: 954-331-3884
                    Attention: Adrian Adams, President and Chief Executive
                               Officer

               with a copy to

                    1 Cedar Brook Drive
                    Cranbury, NJ 08512-3618
                    Facsimile: 609-495-0907
                    Attention: Andrew I. Koven, Executive Vice President,
                               General Counsel & Corporate Secretary

               and

                    2200 N. Commerce Parkway
                    Suite 300
                    Weston FL 33326
                    Facsimile: 954-331-3877
                    Attention: Juan Rodriguez, Senior Vice President,
                               Controller and Corporate Administration

Either Party may change the address to which notices shall be sent by giving notice to the other Party in the manner herein provided. Such notices will be deemed to have been given on the date delivered in the case of hand delivery or delivery by overnight courier, on the date set forth in the confirmation sheet in the case of facsimile delivery, and on the fifth (5th) Business Day following the date of post mark in the case of delivery by mail.

     13.5 Assignment. Neither Party hereto may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party; except to an Affiliate, or in connection with a merger, reorganization, change of control or sale of all or substantially all of the applicable business. Any purported assignment in violation of the foregoing shall be null and void ab initio and of no force or effect. No assignment of this Agreement will relieve the assigning Party from any of its obligations hereunder. In the event of a permitted assignment, this Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns.

     13.6 Amendment. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party

     13.7 Waiver. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party. The failure of any Party to assert its rights under this Agreement or otherwise shall not constitute a waiver of such rights

     13.8 Governing Law. This Agreement and any dispute arising out of or related to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to conflicts of law principles. With respect to any Proceeding relating to this Agreement, but subject to the provisions of Section 12.9, each Party irrevocably agrees and consents to the exclusive jurisdiction of the federal and state courts in New York, New York and waives any objection to venue of any such proceeding brought in any such court.

     13.9 Dispute Resolution.

          (a) Any dispute, controversy or claim arising out of or relating to this Agreement (collectively referred to as "Dispute") shall be attempted to be settled by the Parties, in good faith, by submitting each such Dispute to the Chief Executive Officers of each Party by written notice from either Party to the other Party specifying the terms of such Dispute in reasonable detail. Within seven (7) Business Days of receipt of such notice, the Chief Executive Officers of each Party, or a member of management designated by the respective Chief Executive Officer, shall meet in person (at a mutually agreed upon time and location) or by telephone for the purpose of resolving such Dispute. They will discuss the problems and/or negotiate for a period of up to twenty (20) Business Days in an effort to resolve the Dispute or negotiate an acceptable interpretation or revision of the applicable portion of this Agreement mutually agreeable to both Parties, without the necessity of formal procedures relating thereto.

          (b) If the Parties have been unable to resolve a Dispute through the above-described procedures, the Party initiating such procedures may, in its discretion, within fourteen (14) Business Days after the above-described procedures have been exhausted, propose non-binding arbitration in accordance with the CPR Non-Administered Arbitration Rules in effect on the date of this Agreement and subject to the terms of this Agreement. Any such non-binding arbitration shall be concluded within ninety (90) days of the initiation of such proceeding, the location of any such non-binding arbitration shall be New York, New York, and it shall be conducted by a sole arbitrator reasonably acceptable to both Parties. The Parties may not pursue any other legal or equitable rights or remedies relating to any dispute until the conclusion of the non-binding arbitration, unless their rights would be irreparably prejudiced by such delay. In the event such non-binding arbitration is not commenced within an additional fourteen (14) Business Day period, the Parties may pursue any available legal or equitable rights or remedies.

     13.10 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the Parties hereto shall negotiate in good faith for a substitute provision for such invalid, illegal, or unenforceable provisions which valid provision shall continue the intent and purpose of such invalid provisions, and the validity, legality and enforceability of the remaining provisions shall not in any way be impaired thereby.

     13.11 Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

     13.12 Certain Conventions. As used in this Agreement, the masculine shall include the feminine and neuter, and the singular shall include the plural and the plural shall include the singular, in each case as the context may require. The word "including" shall be deemed followed by "without limitation", "but not limited to" or words of similar meaning. Any reference to an Article, Section, subsection or clause is a reference to an Article, Section, subsection or clause of this Agreement unless otherwise expressly indicated.

     13.13 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

     13.14 Entire Agreement of the Parties. This Agreement, together with the Schedules and Exhibits hereto, constitutes and contains the complete, final and exclusive understanding and agreement of the Parties respecting the subject matter hereof and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements whether oral or written, between the Parties respecting the subject matter hereof.

     13.15 Independent Contractors. The relationship between the Parties created by this Agreement is one of independent contractors and neither Party shall have the power or authority to bind or obligate the other except as expressly set forth in this Agreement.

     13.16 No Third Party Beneficiaries. No Person other than the Parties hereto and their respective Affiliates, successors and permitted assigns shall be deemed an intended beneficiary hereunder or have any legal or equitable rights or benefits to enforce any provision of this Agreement.

     13.17 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts and such counterparts taken together shall constitute one and the same agreement. This Agreement may be executed by facsimile signatures, which signatures shall have the same force and effect as original signatures.

     IN WITNESS WHEREOF, duly authorized representatives of the Parties have duly executed this Agreement as of the Effective Date.

                                        BARR LABORATORIES, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        KOS LIFE SCIENCES, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        KOS PHARMACEUTICALS, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------